Exhibit 10.12

DATED 9 JUNE 2004

Execution Version

ELAN PHARMA INTERNATIONAL LTD.

AND

IMCOR PHARMACEUTICAL CO.

LICENCE AGREEMENT

Matheson Ormsby Prentice

30 Herbert Street

Dublin 2

Ireland

TEL  + 353 1 619 9000

FAX  + 353 1 619 9010

\MOP_DUBLIN\1013796.3

CONTENTS

1	Preliminary
2	The Licences
3	Intellectual Property
4	Financial Provisions
5	Development/Manufacturing/ Exploitation
6	Regulatory Approvals
7	Insurance
8	Customer Complaints and Product Recall
9	Warranty and Indemnity
10	Duration and Termination
11	Consequences of Termination/Survival
12	Confidentiality
13	Payments, Reports and Audits
14	Miscellaneous Provisions
Schedule 1
Elan Patents

THIS AGREEMENT is dated 9 June 2004.

BETWEEN:

(1)           ELAN PHARMA INTERNATIONAL LTD., a company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland; and

(2)           IMCOR PHARMACEUTICAL CO., a company incorporated under the laws of Nevada, having its principal place of business at 6175 Lusk Boulevard, San Diego, CA 92121.

RECITALS:

A.            Elan is beneficially entitled to the use of various patents which have been granted or are pending under the International Convention in relation to the development and production of drug specific dosage forms for pharmaceutical products and processes.

B.            IMCOR wishes to enter into this Agreement to obtain the right to utilize the Elan Intellectual Property to import, use, offer for sale and sell the Product in the Field in the Territory.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1              Preliminary

1.1           Definitions:

“Affiliate” shall mean any corporation or entity controlling, controlled or under the common control of any other corporation or entity, excluding, in the case of Elan, an Elan JV.  For the purpose of this definition, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors. IMCOR is not an Affiliate of Elan.

“Agreement” shall mean this licence agreement (which expression shall be deemed to include the Recitals and Schedules hereto).

“Commercialization Agreement” shall mean:

(a)           any license agreement, research and development agreement, or alternative form of collaboration or commercialization agreement, such as, but not limited to, a co-promotion or co-marketing arrangement to research, develop, import, make, use, offer for sale, and/or sell the Product(s) in the Territory;

(b)           any Disposal Agreement; or

(c)           an agreement comprising an option to do any of the foregoing.

“Confidential Information” shall have the meaning set forth in Clause 12.

“Compound” shall mean the diagnostic imaging agent compound NC-67722 (formerly known as WIN 67722).

“Disposal Agreement” shall mean any agreement for the assignment or outright sale or disposition, in whole or in part, of the intellectual property rights in the Product(s).

“Effective Date” shall mean the date of this Agreement.

“Elan” shall mean EPIL and its Affiliates.

“Elan Improvements” shall mean any and all improvements, made to the Elan Patents and/or the Elan Know-How that are conceived, created, developed and/or otherwise invented by IMCOR at any time after the Effective Date.

“Elan Intellectual Property” shall mean the Elan Patents, Elan Know How and, subject to the provisions of Clause 3.2.2,  Elan Improvements.

“Elan JV” shall mean an entity that Elan and a third party (i) establish or have established; (ii) take shareholdings in or have a right to take shareholdings in; and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

“Elan Know-How” shall mean the rights owned by Elan on the Effective Date to the specific scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to nanoparticulate medical diagnostic imaging agents including, without limitation, (i) methods for making medical diagnostic imaging agents in nanoparticulate form and related compositions; and (ii) medical diagnostic imaging agents, methods of treatment using medical diagnostic imaging agents and related compositions, which is not generally known to the public.

The primary examples of the Elan Know-How existing as of the Effective Date are set forth in Schedule 1, which listing is not necessarily exhaustive.

“Elan Licence” shall have the meaning set forth in Clause 2.1.

“Elan Patents” shall mean any and all Patent Rights owned or controlled by Elan, now existing, currently pending or hereafter filed by Elan relating to nanoparticulate medical diagnostic imaging agents including, without limitation, (i) methods for making medical diagnostic imaging agents in nanoparticulate form and related compositions; and (ii) medical diagnostic imaging agents, methods of treatment using medical diagnostic imaging agents and related compositions.  Representative Elan Patents existing as of the Effective Date are set forth in Schedule 1.

“EPIL” or “Elan Pharma International Limited” shall mean Elan Pharma International Limited, a private limited company incorporated under the laws of Ireland.

“FDA” shall mean the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the Product(s) in the USA.

“Field” shall mean x-ray, CT, and/or MRI diagnostic imaging agents using radio-opaque molecules containing Iodine that passively target to lymphnodes involved in a disease state following parenteral administration to a mammal to locate, diagnose and/or treat cancer and/or other diseases.

For the avoidance of doubt, the Field does not include:

(i)            active targeting agents, including but not limited to monoclonal antibodies, short-chain antibodies or any other active targeting agents including protein, peptide or peptidomimetic targeting agents; or

(ii)           ultrasound diagnostic imaging agents.

“Force Majeure” shall mean causes beyond a Party’s reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a Governmental Authority or RHA.

“Governmental Authority” shall mean all governmental and regulatory bodies, agencies, departments or entities which regulate, direct or control commercial and other related activities in or with the Territory.

“IMCOR” shall mean IMCOR Pharmaceutical Co. and its Affiliates.

“In Market” shall mean the sale of the Product(s) by IMCOR, and/or an Affiliate of IMCOR, to an unaffiliated third party, such as a wholesaler, managed care organization, hospital or pharmacy, and shall exclude the transfer pricing of the Product(s) by one IMCOR Affiliate to another IMCOR Affiliate.

“Infringement Claim” shall have the meaning set out in Clause 3.4.

“Net Revenues” shall mean:

(a)           all license fees, license option payments (whether in relation to the grant or exercise of any license option), sublicense fees, milestone payments, and royalties on sales of the Product(s), and any other kinds of revenue or consideration whatsoever received by IMCOR, and/or an Affiliate of IMCOR, in respect of the commercialization of the Product(s);

(b)           any net manufacturing profits realized by IMCOR, and/or an Affiliate of IMCOR, on any supply of Product(s);

(c)           any consideration received by IMCOR, and/or an Affiliate of IMCOR, under any Disposal Agreement;

(d)           research and development payments received by IMCOR, and/or an Affiliate of IMCOR, in relation to research and development of the Product(s), where such payments are made other than for reimbursement of direct expenses incurred by IMCOR, and/or an Affiliate of IMCOR, and other than on an FTE rate based on then current standard industry rates; where such payments are made other than on an FTE rate based on then current standard industry rates, the surplus over the current industry standard FTE rates shall be included in the calculation of Net Revenues; and

(e)           in the context of any Commercialization Agreement, any premium paid by a subscriber for stock of IMCOR, and/or an Affiliate of IMCOR;

(i)            where IMCOR, and/or an Affiliate of IMCOR, is not publicly listed on a recognized stock exchange, the premium paid over the fair market value of such stock as reasonably determined by the board of directors of IMCOR, and/or an Affiliate of IMCOR, in good faith and certified in a board resolution, taking into account (i) the most recently or concurrently completed arm’s length transaction in which the primary consideration for the stock is cash between IMCOR, and/or an Affiliate of IMCOR, and an unaffiliated third party that is not part of a strategic investment and the closing of which occurs within the six months preceding or on the date of such calculation, if any) and shall be reasonably agreed to by the Elan (provided that in the event Elan reasonably does not agree with IMCOR’s, and/or an Affiliate of IMCOR’s, fair market value determination, Elan and IMCOR, and/or an Affiliate of IMCOR, shall jointly appoint an independent nationally-recognized third party to determine the fair market value), (ii) the general market conditions for private biotech securities, and (iii) the general state of progress in clinical and commercial activities in IMCOR, and/or an Affiliate of IMCOR,; or

(ii)           where IMCOR, and/or an Affiliate of IMCOR, is publicly listed on a recognized stock exchange, the premium paid over the average closing price of such stock of IMCOR, and/or an Affiliate of IMCOR, for the 30 trading day period immediately prior to any such subscription;

having taken account of deductions in respect of any customs and excise duties or other sales taxes that are actually paid by IMCOR, and/or an Affiliate of IMCOR, (but, for the avoidance of doubt, not income or corporation tax), directly related to the receipt of revenue by IMCOR, and/or an Affiliate of IMCOR, as set forth above.

“Net Sales” shall mean that sum determined, in accordance with generally accepted accounting principles, by deducting the following deductions from the aggregate gross In Market sales proceeds billed for the Product(s) by IMCOR, and/or an Affiliate of IMCOR:

(i)            customs and excise duties or other sales taxes (but, for the avoidance of doubt) not income or corporation tax), directly related to the sale of the Product(s) which are actually paid by IMCOR, and/or an Affiliate of IMCOR;

(ii)           a discount from the gross sales proceeds to cover such normal costs as are incurred by IMCOR, and/or an Affiliate of IMCOR, in respect of industry standard transport, shipping and insurance costs; and industry standard or mandatory discounts or rebates directly related to the sale of the Product(s); and

(iii)          amounts repaid or credited by IMCOR, and/or an Affiliate of IMCOR, consistent with its normal business practices for similar products, by reason of the rejection or return of goods.

“Party” shall mean Elan or IMCOR; and “Parties” shall mean Elan and IMCOR.

“Patent Rights” shall mean any and all patents and patent applications, including all divisionals, continuations, continuations-in-part, extensions, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions thereon.

“Product(s)” shall mean a formulation containing x-ray, CT, and/or MRI Compound in nanoparticulate form in the Field.

“Regulatory Application” shall mean any regulatory application or any other application for Regulatory Approval for the Product(s), which IMCOR will file in the Territory, including any supplements or amendments thereto which IMCOR may file.

“Regulatory Approval” shall mean the final approval to market the Product(s) in any country of the Territory, including pricing and reimbursement approval and any other approval which is required to launch the Product(s) in the normal course of business.

“RHA” shall mean all relevant government health authorities (or successor agency thereof) in each country of the Territory whose approval is necessary to market the Product(s) in the relevant country of the Territory.

“Termination Agreement” shall mean the Termination Agreement dated as of the Effective Date between Elan Corporation plc, Elan, Elan International Services Ltd., IMCOR and Sentigen Ltd.

“Term” shall mean the term of this Agreement, as set out in Clause 10.

“Territory” shall mean all of the countries of the world.

“WIN License Agreement” shall mean the License Agreement between Elan and IMCOR referred to in Clause 4.2.1(a) of the Termination Agreement.

“$” shall mean United States Dollars.

“US” or “USA” shall mean the United States of America.

1.2           Interpretation

In this Agreement:

1.2.1        the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa.

1.2.2        any reference to a Clause or Schedule, unless otherwise specifically provided, shall be respectively to a Clause or Schedule of this Agreement.

1.2.3        the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2              The Licences

2.1           Elan Licence to IMCOR

Subject to the terms of this Agreement, Elan hereby grants to IMCOR for the Term a non-exclusive licence to the Elan Intellectual Property to make and have made, import, use, offer for sale and sell the Product(s) in the Field in the Territory (the “Elan Licence”).

2.2           Sub-licensing by IMCOR

IMCOR shall not be entitled, without the prior written consent of Elan which shall not be unreasonably withheld, to grant sub-licences in respect of the Elan Intellectual Property.

3              Intellectual Property

3.1           Ownership of Intellectual Property

Elan shall remain the owner of the Elan Intellectual Property.

3.2           Patent prosecution and maintenance

3.2.1        Elan, at its sole discretion and expense, may:

(i)            secure the grant of any patent applications within the Elan Improvements, the Elan Patents and/or the Elan Know-How;

(ii)           file and prosecute patent applications on patentable inventions and discoveries relating to the same;

(iii)          defend all such applications against third party oppositions; and

(iv)          maintain in force any issued letters patent relating to the same.

3.2.2        IMCOR shall promptly notify Elan of any Elan Improvements.  IMCOR shall fully cooperate with Elan in perfecting Elan’s ownership and other proprietary rights in respect of any of the Elan Improvements and shall execute and deliver to Elan any documents that Elan may reasonably require with respect thereto. Thereafter, provided that IMCOR has fully complied with the obligations of this Clause 3.2.2, such Elan Improvements shall be deemed included in the Elan Licence granted to IMCOR hereunder.

3.2.3        IMCOR shall provide Elan with reasonable support in the filing, prosecution, maintenance and defence of any patents and/or patent applications in the Territory in respect of any Elan Improvements and shall provide all information and/or data in IMCOR’s possession or control that is necessary to support the filing, prosecution, maintenance and defence of any such patents and/or patent application in the Territory.

3.3           Enforcement

3.3.1        IMCOR shall promptly inform Elan in writing of any actual or alleged unauthorized use of the Elan Intellectual Property by a third party in the Territory in the Field of which it becomes aware and shall provide Elan with any available evidence of such unauthorized use; provided that no loss of privilege would occur.

3.3.2        Elan shall have the right, but not the obligation, to enforce the Elan Intellectual Property for Elan’s own benefit.  IMCOR shall reasonably cooperate with Elan to enforce such rights, provided that IMCOR shall be reimbursed for reasonable out-of-pocket expenses incurred in providing such cooperation. Elan shall advise IMCOR of any such suit or proceedings that Elan commences.

3.4           Notification of Infringement Claims

3.4.1        IMCOR and Elan shall promptly notify each other in writing of any claim made against IMCOR or Elan alleging infringement or other unauthorised use of the proprietary rights of a third party arising from the exploitation of the Elan Intellectual Property, including the manufacture, importation, use, offer for sale, sale or other commercialisation of the Product(s) (“Infringement Claim”).

3.4.2        Elan shall have the right, but not the obligation, to take over the conduct and control of any Infringement Claim; provided, however, that IMCOR’s indemnity obligations under Clause 9.3.3 shall continue in such circumstances.

[****] Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended.

3.4.3        Elan shall have no liability to IMCOR whatsoever or howsoever arising for any losses, costs and/or expenses incurred by IMCOR as a result of having to cease selling the Product or having to defer the launch of selling the Product, whether as a result of a court order or otherwise.

4              Financial Provisions

4.1           In consideration of the Elan Licence, IMCOR shall pay to Elan the following non-refundable amounts:-

4.1.1        if IMCOR, and/or an Affiliate of IMCOR, sells the Product(s) then [****] of Net Sales in the Territory during the Term; and

4.1.2        if IMCOR, and/or an Affiliate of IMCOR, enters into a Commercialization Agreement with any third party then [****] of Net Revenues in the Territory during the Term.

5              Development/Manufacturing/ Exploitation

5.1           IMCOR will be solely responsible for the development, manufacture, storage, handling, packaging, promotion, distribution, marketing and sale of the Product(s) in each country of the Territory and for ensuring that all such activities are in strict compliance with all the legal and regulatory requirements of each country in the Territory (including, for the avoidance of doubt, all legal and regulatory requirements relating to patent marking).

5.2           All advertising, promotional materials and marketing costs in respect of the Product(s) shall be borne solely by IMCOR.

5.3           IMCOR shall research, develop, make, have made, import, export, use, offer for sale and sell the Product(s) in accordance with all statutes, regulations and requirements of the FDA and other RHAs, including without limitations, cGMP, cGLP, cGMP regulations.

5.4           For the avoidance of doubt, Elan shall have no responsibility of any nature whatsoever to carry out any work or activity of the kind described in this Clause 5 or any other work or activity whatsoever, otherwise than as expressly agreed in this Agreement.

6              Regulatory Approvals

6.1           For the avoidance of doubt, IMCOR shall have full responsibility for its dealings with the FDA and other RHAs relating to the Product(s) and Elan shall have no responsibility of any nature relating thereto; provided, however, that IMCOR shall promptly advise Elan of any notices or other communications relating to the safety of any Product.

6.2           Any and all Regulatory Applications filed by IMCOR for the Product(s) shall be the property of IMCOR; provided, however, that IMCOR shall permit Elan to utilize all information contained in any Regulatory Application or Regulatory Approvals relating to the Elan Intellectual Property in relation to Elan’s regulatory filings of any kind.

6.3           For the avoidance of doubt, the costs and expenses of any filings and proceedings made by IMCOR to a Governmental Authority and the FDA and other RHAs, including post approval studies required by such authorities in respect of the Product(s), and the maintenance of any approval relating thereto including Regulatory Approvals, shall be paid by IMCOR.

7              Insurance

7.1           During the term of this Agreement and for a period of five years thereafter, IMCOR shall maintain adequate comprehensive general liability insurance, including product liability insurance and insurance in respect of any clinical trials, on the Product(s).

8              Customer Complaints and Product Recall

8.1           IMCOR shall establish a procedure for formal adverse event handling and reporting.

8.2           IMCOR shall be responsible for furnishing post-marketing reports to the applicable RHA’s and other relevant governmental agencies and, at Elan’s request, shall copy Elan on all such communications with the RHA’s and other relevant regulatory agencies.

8.3           In the event of any recall of the Product for any reason whatsoever, including as suggested or requested by any Governmental Authority and/or RHA, IMCOR shall perform the recall of the Product(s) in the Territory and in all events the recall costs shall be borne by IMCOR. IMCOR shall immediately notify Elan in writing of any such event.

9              Warranty and Indemnity

9.1           Elan represents and warrants to IMCOR as of the Effective Date, as follows:

9.1.1        Elan has the right to enter into this Agreement and to grant the Elan Licence;

9.1.2        there are no agreements between Elan and any third party that conflict with the Elan Licence.

9.2           IMCOR represents and warrants to Elan as of the Effective Date, as follows:

9.2.1        IMCOR has the right to enter into this Agreement;

9.2.2        there are no agreements between IMCOR and any third party that conflict with this Agreement.

9.3           IMCOR shall indemnify, defend and hold harmless Elan against any and all claims and proceedings (whether successful or otherwise), liabilities, expenses, including reasonable attorney’s fees, responsibilities and damages by reason of any claim, including without limitation, proceedings, action, liability or injury arising out of:

9.3.1        the research, development, testing, manufacture, transport, packaging, use, storage, handling, distribution, marketing, advertising, promotion and/or sale of the Product(s) by IMCOR, or any of its Affiliates or any third party on behalf of IMCOR;

9.3.2        any claims or proceedings made or brought against Elan or IMCOR on behalf of any persons seeking damages for personal injury (including death) and/or for costs of medical treatment, which claims relate in any way to the Product(s); and

9.3.3        any Infringement Claim.

9.4           In fulfilling its indemnification obligations hereunder, IMCOR shall:

9.4.1        reasonably and regularly consult with Elan in relation to the progress and status of any action, claim or proceedings; and

9.4.2        not make any statements, enter into any settlement, agreement or consent to any judgment in respect of any actions, claims and/or proceedings, without Elan’s prior written consent.

9.5           SUBJECT TO CLAUSE 9.1, ELAN IS GRANTING THE ELAN LICENCE HEREUNDER ON AN “AS IS” BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED (FROM ELAN OR ANY OF ITS AFFILIATES), INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

9.6           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ELAN (AND ITS AFFILIATES) AND IMCOR SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

10            Duration and Termination

10.1         This Agreement shall expire on the execution of the WIN License Agreement.

10.2         In the event that the WIN License Agreement is not executed then, this Agreement shall be deemed to have come into force on the Effective Date and, subject to the rights of termination outlined in this Clause 10 and the provisions of applicable laws, will expire on a country by country basis:-

10.2.1      on the 15th anniversary of the date of the launch of the Product(s) in the country concerned; or

10.2.2      in any country upon the expiration of the life of the last to expire patent included in the Elan Patents in that country;

whichever date is later to occur (the “Term”).

10.3         In addition to the rights of termination provided for elsewhere in this Agreement, either Party will be entitled forthwith to terminate this Agreement by written notice to the other Party if:

10.3.1      the other Party commits a material breach of any of the provisions of this Agreement, and fails to cure the same within 60 days after receipt of a written notice from the other Party hereto giving full particulars of the breach and requiring it to be remedied; provided, that if the breaching Party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in writing by the Parties;

10.3.2      the other Party goes into liquidation under the laws of any applicable jurisdiction (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement);

10.3.3      a receiver, administrator, examiner, trustee or similar officer is appointed over all or substantially all of assets of the other Party under the laws of any applicable jurisdiction; and/or

10.3.4      any proceedings are filed or commenced by that other Party under bankruptcy, insolvency or debtor relief laws, or anything analogous to any of the foregoing under the laws of any applicable jurisdiction occurs in relation to the other Party.

10.4         In addition to rights of termination provided elsewhere in this Agreement, Elan will be entitled forthwith to terminate this Agreement by written notice to IMCOR if IMCOR directly or indirectly, contests or otherwise disputes the ownership, scope, or validity of any of the Elan Intellectual Property, or supports any such claim by a third party.

11            Consequences of Termination/Survival

11.1         Upon exercise of those rights of termination specified in Clause 11 or elsewhere in this Agreement, this Agreement shall, subject to the provisions of the Agreement which survive the termination of the Agreement and Clause 11.2 automatically terminate forthwith and be of no further legal force or effect.

11.2         Upon expiration or termination of this Agreement by either Party, the following shall be the consequences relating to the Territory or the particular country, as applicable:-

11.2.1      any sums that were due from IMCOR to Elan under the provisions of Clause 4 or otherwise howsoever prior to the termination or expiry hereof shall be paid in full within 30 days of such termination or expiration and Elan shall not be liable to repay to IMCOR any amount of money paid or payable by IMCOR to Elan up to the date of the termination or expiry;

11.2.2      all confidentiality provisions set out herein shall remain in full force and effect;

11.2.3      all representations and warranties shall insofar as are appropriate remain in full force and effect;

11.2.4      the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

11.2.5      all rights and licences granted in and pursuant to this Agreement shall cease for the Territory or for such particular country or countries in the Territory, as the case may be, and shall immediately revert to Elan.  Following such expiration or termination, IMCOR may not thereafter use the Elan Intellectual Property in the Territory or in such particular country or countries in the Territory, as the case may be.

11.3         If this Agreement is terminated pursuant to Clause 10.1 then no provisions shall survive and all terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement.

11.4         If this Agreement is terminated for any reason other than pursuant to clause 10.1, then the provisions of Clauses 1, 3, 4, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement under this Clause 11; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement.

12            Confidentiality

12.1         Confidentiality

12.1.1      The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Field, the Product(s), processes, services and business of the disclosing party.

The foregoing shall be referred to collectively as “Confidential Information”.

12.1.2      Any Confidential Information disclosed by the disclosing Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party’s obligations under this Agreement and for no other purpose.

12.1.3      Save as otherwise specifically provided herein, and subject to Clause 12.2 and 12.3, each Party shall disclose Confidential Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party’s obligations under this Agreement, and not to any other third party.

Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Confidential Information.

Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party.

Upon termination or expiration of this Agreement, each Party shall promptly, upon request of the other Party, return all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 12.

12.1.4      Any breach of this Clause 12 by any person informed by one of the Parties is considered a breach by the Party itself.

12.1.5      Confidential Information shall be deemed not to include:

(i)            information which is in the public domain;

(ii)           information which is made public through no breach of this Agreement;

(iii)          information which is independently developed by a Party, as evidenced by such Party’s records;

(iv)          information that becomes available to a receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the other Party hereto, which source did not acquire this information on a confidential basis.

12.1.6      The provisions relating to confidentiality in this Clause 12 shall remain in effect during the term of this Agreement, and for a period of 10 years following the expiration or earlier termination of this Agreement.

12.1.7      The Parties agree that the obligations of this Clause 12 are necessary and reasonable in order to protect the Parties’ respective businesses, and each Party agrees that monetary damages may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein.

The Parties agree that any such violation or threatened violation may cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 12, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

12.2         Announcements

Subject to Clause 12.3, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party hereto without the prior written approval of the other Party.

The terms of any such announcement shall be agreed in good faith by the Parties.

12.3         Required Disclosures

12.3.1      A Party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

(i)            a valid order of a court , Governmental Authority, or RHA; or

(ii)           any other requirement of law or any securities or stock exchange;

provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other Party or Parties hereto prompt notice of such fact to enable the other Party or Parties hereto to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

The Disclosing Party shall fully co-operate with the other Party or Parties hereto in connection with that other Party’s or Parties’ efforts to obtain any such order or other remedy.

If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

12.3.2      Each of the Parties shall be entitled to provide a copy of this Agreement (and any subsequent amendments hereto) to a potential third party purchaser in connection with Clause 14.1; and Elan (and/or any Affiliate) shall also be so entitled in connection with Clause 14.1.2 provided that the relevant third party purchaser or assignee has entered into a confidentiality agreement on terms no less protective than the terms of this Clause 12.

13            Payments, Reports and Audits

13.1         With reference to Clause 4, IMCOR and/or an Affiliate of IMCOR shall keep true and accurate records of Net Sales and/or Net Revenues.  Where IMCOR and/or an Affiliate of IMCOR has Net Sales and/or Net Revenues, IMCOR and/or an Affiliate of IMCOR (as the case may be) shall deliver to Elan a written statement (the “Statement”) thereof within 45 days following the end of each calendar quarter (or any part thereof).  The financial officers of Elan and IMCOR shall agree upon the precise format of the Statement.

13.2         Payments due on Net Sales and/or Net Revenues on sales amounts in a currency other than US Dollars shall first be calculated in the foreign currency and then converted to US Dollars on the basis of the exchange rate in effect for the purchase of US Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal).

13.3         Any income or other taxes which IMCOR and/or an Affiliate of IMCOR is required by law to pay or withhold on behalf of Elan with respect to such Net Sales and/or Net Revenues payments under this Agreement shall be deducted from the amount of such Net Sales and/or Net Revenues payments.  IMCOR and/or an Affiliate of IMCOR, as the case may be, shall furnish Elan with proof of such payments.  IMCOR and/or an Affiliate of IMCOR, as the case may be, shall promptly provide Elan with a certificate or other documentary evidence to enable Elan to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by IMCOR and/or an Affiliate of IMCOR.  The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable IMCOR and/or an Affiliate of IMCOR, as the case may be, to make such payments to Elan without any deduction or withholding.

13.4         Payment of monies hereunder shall be made by IMCOR and/or an Affiliate of IMCOR, as the case may be, to Elan within 45 days of the Statement.

13.5         All payments due hereunder shall be made in U.S. Dollars.

13.6         All payments due hereunder shall be made to the designated bank account of Elan in accordance with such timely written instructions as Elan shall from time to time provide.

13.7         Without prejudice to Elan’s other remedies hereunder, IMCOR and/or an Affiliate of IMCOR, as the case may be, shall pay interest to Elan on sums not paid to Elan on the date on which payment should have been made pursuant to the applicable provisions of this Agreement (“Due Date”) over the period from the Due Date until the date of actual payment (both before and after judgment) at the Prime Rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office on the Due Date (or next to occur business day, if such date is not a business day) plus 5%, such interest to be payable on demand from time to time and compounded monthly.

13.8         For the 180 day period following the close of each calendar year of the Agreement, IMCOR and/or an Affiliate of IMCOR, as the case may be, will, in the event that Elan reasonably requests such access, provide Elan’s independent certified accountants (reasonably acceptable to IMCOR and/or an Affiliate of IMCOR) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to IMCOR and/or an Affiliate of IMCOR, as the case may be, books and records solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended.

13.9         In the event that IMCOR and/or an Affiliate of IMCOR shall sell the Product(s) to any third party, or enter into any agreement with respect thereto with any third party, together with other products of IMCOR or an Affiliate of IMCOR, by the method commonly known in the pharmaceutical industry as “bundling” and the price attributable to the Product(s) is less than the average price which would have been attributable thereto on an “arms length” basis, the Net Revenues and/or Net Sales attributable thereto hereunder shall be adjusted by the Parties to reflect an average price on an “arms length” basis.

14            Miscellaneous Provisions

14.1         Assignments/Sub-contracting

14.1.1      Subject to Clause 14.1.2, this Agreement shall not be assigned by any Party hereto without the prior written consent of the other Party or Parties hereto, save that any Party:

(i)            may assign this Agreement in whole or in part and delegate its duties hereunder to its Affiliate or Affiliates without such consent; and

(ii)           may assign its rights and obligations to a successor (whether by merger, consolidation, reorganisation or other similar event) or purchaser of all or substantially all of its assets relating to such Party’s technology related to this Agreement, provided that such successor or purchaser has agreed in writing to assume all of such Party’s rights and obligations hereunder and a copy of such assumption is provided to the other Parties.

14.1.2      Elan (and/or any Affiliate) shall be entitled to assign the rights of Elan (or any Affiliate) to the royalty payments under Clause 4 and Clause 13 without the consent of any other Party hereto.  Elan (and/or any Affiliate) shall notify the other Parties hereto of any such assignment within a reasonable time following any such assignment.

14.2         Governing law and jurisdiction

14.2.1      This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles under the laws of the State of New York.

14.2.2      For the purposes of this Agreement, the Parties submit to the nonexclusive jurisdiction of the State and Federal Courts of New York.

14.3         Notices

14.3.1      Any notice to be given under this Agreement shall be sent in writing in English by registered airmail, internationally recognized courier or telefaxed to the following addresses:

If to IMCOR at:

6175 Lusk Boulevard

San Diego, CA 92121

Attention:              President

Telephone:            (858) 410 5200

Fax:                         (858) 410 5602

with a copy to:

Grippo & Elden

Suite 3600

227 West Monroe

Chicago, Illinois 60606

USA

Attention:  Theodore W Grippo

Telephone  312 704 7720

Fax:  312 558 1195

If to Elan at:

Elan Pharma International Limited

C/o Lincoln House

Lincoln Place

Dublin 2

Ireland

Attention:             Secretary

Telephone:            709 4000

Fax:                         662 4949

or to such other address(es) and telefax numbers as may from time to time be notified by any Party to the others hereunder.

14.3.2      Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after dispatch or delivery to the relevant courier and notice sent by fax shall be deemed to have been delivered upon confirmation receipt.  Notice of change of address shall be effective upon receipt.

14.4         Waiver

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

14.5         Severability

If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

14.5.1      such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

14.5.2      if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of this Agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

14.6         Further Assurances

At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

14.7         Successors

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

14.8         Amendments

No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

14.9         Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

14.10       Costs

Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement.

14.11       Force Majeure

Neither Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable.

14.12       Relationship of the Parties

The Parties are independent contractors under this Agreement.  Nothing herein contained shall be deemed to create or establish an employment, agency, joint venture, or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.

No Party shall have any express or implied power to enter into any contracts, commitments or negotiations or to incur any liabilities in the name of, or on behalf of, any other Party, or to bind any other Party in any respect whatsoever.

14.13       Entire agreement

14.13.1    This Agreement sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof.  There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement.

14.13.2    No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically provided herein and only to the extent so specified.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

SIGNED
for and on behalf of
Elan Pharma International Ltd.

By :

Name:

Title:

SIGNED
For and on behalf of
IMCOR Pharmaceutical Co.

By :

Name:

Title:

[****] Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 24B-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 1

Elan Patents

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